ALAMO GROUP ANNOUNCES 2016 THIRD QUARTER RESULTS            PAGE 1

	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP ANNOUNCES
2016 THIRD QUARTER RESULTS

SEGUIN, Texas, November 3, 2016 -- Alamo Group Inc. (NYSE: ALG) today reported results for the third quarter ended September 30, 2016.
Highlights for the Quarter

•	Net sales of $216.8 million, down 6.4%

•	Net income of $13.2 million, down 10.3%

•	Net earnings per diluted share of $1.14, down 10.9%

•	Gross margins at 25.2%, up 1.6%

•	Nine month net sales of $639.2 million, down 2.4%

•	Record nine month net income of $32.5 million

•	Record nine month earnings per diluted share of $2.81

•	Backlog at $137 million, up versus previous quarter, down versus last year

•	Total debt, net of cash (1) is $53.9 million lower than previous year’s third quarter

Net sales for the third quarter of 2016 were $216.8 million compared with net sales of $231.6 million for the third quarter of 2015, a decrease of 6.4%. The decrease in sales was the result of a variety of factors including the weak worldwide agricultural market, softness in sales of Industrial Division products to non-governmental entities, the weak overall European economy, and changes in exchange rates, particularly due to the strengthening U.S. dollar compared to the British pound which dropped significantly in the third

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ALAMO GROUP ANNOUNCES 2016 THIRD QUARTER RESULTS            PAGE 2

quarter of 2016 following the Brexit vote in the U.K. A more complete summary of the currency translation effects on sales and earnings is included as an attachment to this release.

Net income for the quarter was $13.2 million, or $1.14 per diluted share, versus net income of $14.8 million, or $1.28 per diluted share for the third quarter of 2015. This decrease was primarily due to softer sales as discussed previously, despite improvements in gross margin to 25.2% in the third quarter of 2016 compared to 24.8% in the same period of the previous year.

For the first nine months of 2016, net sales were $639.2 million compared to $655.1 million in the prior year period, a decrease of 2.4%, primarily resulting from the effects mentioned previously. Net income for the nine month period was a record $32.5 million, or $2.81 per diluted share compared to $31.8 million, or $2.77 per diluted share for the same nine month period in 2015.

Sales by Division

Alamo Group’s Industrial Division net sales in the third quarter of 2016 were $121.2 million compared to $127.4 million in third quarter 2015, a decrease of 4.9%. This decrease was primarily related to weaker sales to non-governmental end users, particularly of vacuum trucks. For the first nine months of 2016 net sales in the Division were $361.6 million, essentially flat compared to the previous year’s nine month net sales of $362.8 million.

The Company’s Agricultural Division reported net sales of $56.4 million in the third quarter compared to $58.9 million achieved in 2015, a decrease of 4.2%. The decrease was caused in large part by the ongoing weakness in the overall agricultural market. For the first nine months of 2016 the Division’s net sales were $157.0 million compared to net sales of $160.4 million in the prior year, a decrease of 2.1%.

Alamo’s European Division net sales in the third quarter were $39.1 million versus $45.3 million in 2015, a decrease of 13.7%. The decrease was related to the Company’s U.K. operations where we believe sales were affected by concerns and uncertainty over the recent Brexit vote combined with the decline in value of the British pound compared to the U.S. dollar which resulted in unfavorable currency translation

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ALAMO GROUP ANNOUNCES 2016 THIRD QUARTER RESULTS            PAGE 3

effects for the quarter. These results were partially offset by improvements from the Company’s French operations. For the first nine months of 2016 European Division net sales were $120.6 million compared with $132.0 million for the same period in 2015, a decrease of 8.6%.

Comments on Results

Ron Robinson, Alamo Group’s President and CEO commented, “Weakness in several of our market sectors combined with unfavorable currency translation from the weaker British pound continue to constrain our Company’s results. These effects impacted both our sales and earnings for the third quarter of 2016. Despite this, the Company made continued progress in other areas. Gross margins were up for both the quarter and year to date as we continue to work on operational improvement, even with lower volume. Our Balance Sheet also reflected positive developments as our inventory turns improved and our total debt, net of cash, has improved nearly $54 million in the last twelve months. Consequently, despite weak sales, the Company’s financial strength continues to improve.

“The market conditions that have contributed to the lower sales have been impacting our results for nearly two years and are likely to continue for the remainder of 2016. However, we are starting to see some signs of improvement which we think bodes well for our 2017 outlook. While increases in agricultural commodity prices are likely to remain limited, we believe the outlook for implement suppliers such as Alamo could experience some upside due to the broader applicability of our product offering. We also feel the European market could exhibit modest improvement as more clarity emerges regarding Brexit. Recently we have seen an increase in inquiry levels in the U.K., although it is still too early to know if this is a lasting trend. Additionally, we feel activity in our infrastructure maintenance equipment sector should start to show some positive movement following the U.S. election with additional contributions from new product introductions. We are seeing some evidence of this improvement with the increase in our backlog compared to the previous quarter, but we remain cautious and are not sure whether this is a precursor of generally improving conditions. We are, however, confident that our ongoing operational improvement initiatives will allow us to maintain healthy levels of profitability and cash flow even as we

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ALAMO GROUP ANNOUNCES 2016 THIRD QUARTER RESULTS            PAGE 4

deal with weak market conditions. Further, we believe these initiatives position us to provide increasing shareholder value when the markets start to rebound.

“We are also experiencing more acquisition activity and feel better about Alamo’s near term prospects in this area. Not only are we seeing more opportunities, but the deal economics of potential acquisitions have moved to a more actionable level.

“While we remain concerned about challenging market conditions, we are generally pleased with what Alamo has been able to achieve in this climate and feel good about the outlook for our Company in 2017.”

Earnings Conference Call

Alamo Group will host a conference call to discuss the third quarter results on Friday, November 4, 2016 at 11:00 a.m. Eastern (10:00 a.m. Central, 9:00 a.m. Mountain and 8:00 a.m. Pacific). Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 888-203-7667 (domestic) or 719-325-2345 (internationally). For interested individuals unable to join the call, a replay will be available until Friday, November 11, 2016 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 8256869.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & Presentations”) on Friday, November 4, 2016, beginning at 11:00a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

About Alamo Group

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal

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ALAMO GROUP ANNOUNCES 2016 THIRD QUARTER RESULTS            PAGE 5

equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,000 employees and operates 24 plants in North America, Europe, Australia and Brazil as of September 30, 2016. The
corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
###

(1) This is a non-GAAP financial measure. For a reconciliation of non-GAAP measures please refer to Attachments 1, 2 and 3.

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Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2016	September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$56,485	$42,657
Accounts receivable, net	174,047	175,940
Inventories	154,604	174,423
Other current assets	7,559	11,187
Total current assets	392,695	404,207

Rental equipment, net	32,506	42,214

Property, plant and equipment	68,350	67,117

Goodwill	75,883	76,082
Intangible assets	50,921	53,908
Other non-current assets	4,527	1,394

Total assets	$624,882	$644,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$48,504	$60,952
Income taxes payable	2,150	1,131
Accrued liabilities	32,567	37,413
Current maturities of long-term debt and capital lease obligations	1,372	473
Other current liabilities	—	302
Total current liabilities	84,593	100,271

Long-term debt, net of current maturities	134,018	175,005
Deferred pension liability	3,790	4,337
Other long-term liabilities	5,935	6,084
Deferred income taxes	9,030	5,125

Total stockholders’ equity	387,516	354,100

Total liabilities and stockholders’ equity	$624,882	$644,922

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	9/30/2016	9/30/2015	9/30/2016	9/30/2015

Industrial	$121,205	$127,385	$361,629	$362,818
Agricultural	56,443	58,919	156,950	160,357
European	39,118	45,310	120,647	131,971
Total net sales	216,766	231,614	639,226	655,146

Cost of sales	162,055	174,105	482,060	501,435
Gross margin	54,711	57,509	157,166	153,711
	25.2%	24.8%	24.6%	23.5%

Operating expenses	33,699	33,939	101,824	101,578
Income from operations	21,012	23,570	55,342	52,133
	9.7%	10.2%	8.7%	8.0%

Interest expense	(1,405)	(1,671)	(4,334)	(5,142)
Interest income	43	27	161	120
Other income (expense)	127	895	(253)	2,243

Income before income taxes	19,777	22,821	50,916	49,354
Provision for income taxes	6,541	8,065	18,459	17,529

Net Income	$13,236	$14,756	$32,457	$31,825

Net income per common share:

Basic	$1.15	$1.30	$2.84	$2.81

Diluted	$1.14	$1.28	$2.81	$2.77

Average common shares:
Basic	11,460	11,380	11,424	11,337

Diluted	11,595	11,496	11,551	11,477

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

From time to time, Alamo Group reports each of net sales, operating income and net income excluding the impact of acquisitions, dispositions or restructuring and consolidations which are non-GAAP financial measures. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance. Attachment 1 discloses a non-GAAP financial measure for Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted EPS to exclude the impact of inventory step up charge connected to an acquisition. Attachment 2 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. In this press release, we disclose a reduction in our total debt, net of cash, which is a non-GAAP financial measure. Attachment 3 shows a non-GAAP financial presentation that describes the consolidated net change of the total debt, net of cash.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Operating Income - GAAP	$21,012	$23,570	$55,342	$52,133
(add: inventory step charge)	—	209	—	2,740
(add: expenses relating to system conversion)	—	341	—	1,011
Adjusted Operating Income - non-GAAP	$21,012	$24,120	$55,342	$55,884

Net Income - GAAP	$13,236	$14,756	$32,457	$31,825
Adjustments (after tax):
(add: inventory step charge)	—	135	—	1,763
(add: expenses relating to system conversion)	—	220	—	651
Adjusted Net Income - non-GAAP	$13,236	$15,111	$32,457	$34,239

Diluted EPS - GAAP	$1.14	$1.28	$2.81	$2.77
(add: inventory step charge)	—	0.01	—	0.15
(add: expenses relating to system conversion)	—	0.02	—	0.06
Adjusted Diluted EPS - non-GAAP	$1.14	$1.31	$2.81	$2.98

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

	Three Months Ended September 30,			Change due to currency translation
	2016	2015	% change from 2015	$	%

Industrial	$121,205	$127,385	(4.9)%	$149	0.1%
Agricultural	56,443	58,919	(4.2)%	118	0.2%
European	39,118	45,310	(13.7)%	(3,272)	(7.2)%
Total net sales	$216,766	$231,614	(6.4)%	$(3,005)	(1.3)%

	Nine Months Ended September 30,			Change due to currency translation
	2016	2015	% change from 2015	$	%

Industrial	$361,629	$362,818	(0.3)%	$(1,530)	(0.4)%
Agricultural	156,950	160,357	(2.1)%	(725)	(0.5)%
European	120,647	131,971	(8.6)%	(5,810)	(4.4)%
Total net sales	$639,226	$655,146	(2.4)%	$(8,065)	(1.2)%

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

	September 30, 2016	September 30, 2015	Net Change

Current maturities	$1,372	$473
Long-term debt,net of current	134,018	175,005
Total Debt	$135,390	$175,478

Total Cash	56,485	42,657
Total Debt Net of Cash	$78,905	$132,821	$53,916